Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Skechers U.S.A., Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-71114, 333-87011, 333-135049 and 333-147095) on Form S-8 of Skechers U.S.A., Inc. of our reports dated March 2, 2009, with respect to the consolidated balance sheets of Skechers U.S.A., Inc. and subsidiaries as of December 31, 2008 and 2007, and related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Skechers U.S.A., Inc. Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
/s/ KPMG LLP
Los Angeles, California
March 2, 2009